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                               FOR IMMEDIATE RELEASE

                      CARRIER1 SUSPENDS ITS US VOICE TRAFFIC

     LUXEMBOURG, 07-02-2002 -- Carrier1 International S.A. (the "Company") (Neuer Markt: CJN, NASDAQ: CONE) announced today the suspension of its US voice traffic. The Company's US subsidiary, Carrier1 Inc., had to suspend its US voice traffic because a number of key suppliers refused to continue to provide necessary services without payment in full for past invoices and/or credit support for future voice services. The Company expects this action to result in a very substantial decline in its total revenues.

     Since the termination of the Company's exchange offer for its high yield debt on Friday, 1 February 2002, the Company's business prospects have deteriorated significantly. The Company is continuing to review its business with a view to preserving value, including the prospects for a sale of all or part of its business. The Company believes that the suspension of its US voice traffic is unlikely to affect significantly the Company's prospect of entering into such a transaction. It is uncertain, however, whether the Company will be able to enter into any agreement with a buyer, or whether any such agreement could be entered into soon enough to enable the Company's operations to continue. The Company does not expect an agreement, if any, for the sale of all or part of its business to result in any recovery for its shareholders.

     CONTACTS
     --------

Keith Johnson
Carrier1 International SA
 Tel. +44 20 7001 6357
keith.Johnson@carrier1.com
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     FORWARD-LOOKING STATEMENTS
     --------------------------

     Some of the statements contained in this release discuss future expectations or state other forward-looking information, including the possibility of a sale of all or part of the Company's business, and the Company's ability to continue its operations. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual situation to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes",
"estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of Carrier1. Consequently, such forward-looking statements should be regarded solely as Carrier1's plans, estimates and beliefs at the date made. Carrier1 does not undertake, and specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.